SECOND AMENDMENT TO
SERVICES AGREEMENT

THIS SECOND AMENDMENT TO THE SERVICES AGREEMENT (this “Amendment”) is effective as of November 12, 2020 and is made by and between CornerCap Group of Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), a Delaware limited liability company (together with its successors in interest, “Atlantic FA”), and Atlantic Shareholder Services, LLC, a Delaware limited liability company (together with its successors in interest, “Atlantic TA”).

WHEREAS, the Trust, Atlantic FA, and Atlantic TA are parties to that certain Services Agreement dated April 1, 2015, as amended May 14, 2020 (the “Agreement”); and

WHEREAS, the Trust desires to add one or more series of the Trust (each, a “Fund”) and its respective class(es) of shares (each, a “Share Class”) to the NSCC Mutual Fund Profile Service II (“NSCC MFPS II”) regime in order to provide for the exchange of certain information pertaining to those Share Classes among the Funds, broker-dealers, and other distribution firms, as applicable; and

WHEREAS, the Trust desires to amend the services provided by Atlantic TA to the Trust to include facilitating an annual independent review of the Trust’s anti-money laundering program (“AML Services”); and

WHEREAS, Atlantic FA and Atlantic TA seek the Trust’s approval of additional fees associated with the addition of the Fund(s)/Share Classes on NSCC MFPS II and with the addition of the AML Services; and

WHEREAS, the Trust’s Board of Directors is agreeable to the aforementioned additional fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement; and

2.	Amendments.

a.	In Appendix A to the Agreement, section “4. Anti-Money Laundering (“AML”) Services,” in “Part III. Transfer Agency” is hereby amended to include the following additional services:

(k)       conduct (or facilitate a third party to conduct) an independent review of the Trust’s AML Program at least annually and provide the report of such independent review to the Trust and the Trust’s AML Compliance Officer.

b.	In the Fee Schedule to the Agreement, paragraph “b. Other Transfer Agency Services and Fees,” in the section “II. Transfer Agency Fees” is hereby amended to include the following additional fees:

●	Annual review of Trust AML Program: $2,000 per year

c.	In the Fee Schedule to the Agreement, paragraph “b. Other Transfer Agency Services and Fees,” in the section “II. Transfer Agency Fees” is hereby amended to include the following additional fees:

●	NSCC Profile II:
ο	$1,200 per year per CUSIP

ο	$2,000 one-time setup fee per Fund

3.	Miscellaneous. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein; and

4.	Governing Law. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date and year first written above.

CORNERCAP GROUP OF FUNDS, INC.

By:	/s/Thomas E. Quinn
Name:	Thomas E. Quinn
Title:	President

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Christopher Koons
Name:	Christopher Koons
Title:	Chief Executive Officer

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
Name:	Christopher Koons
Title:	Chief Executive Officer